June 22, 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$1,350,000

Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF due June 29, 2018

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a higher interest rate than the yield on a conventional debt security with the same maturity issued by us. The notes will pay 5.75% per annum interest over the term of the notes, assuming no early redemption, payable at a rate of 1.4375% per quarter.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first and final Interest Payment Dates).
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and be willing to forgo dividend payments, in exchange for Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on June 22, 2016 and are expected to settle on or about June 27, 2016.
•	CUSIP: 46646EJY9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$1,350,000	$20,250	$1,329,750

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement no. 4-I.

The estimated value of the notes, when the terms of the notes were set, was $972.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. 283 to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Underlyings: The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”) and the iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)

Interest Payments:

If the notes have not been previously redeemed early, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to $14.375 (equivalent to an Interest Rate of 5.75% per annum, payable at a rate of 1.4375% per quarter).

Interest Rate: 5.75% per annum, payable at a rate of 1.4375% per quarter

Trigger Value: With respect to each Underlying, 50.00% of its Initial Value, which is 1,042.725 for the S&P 500® Index, 574.4855 for the Russell 2000® Index and $28.56 for the iShares® MSCI EAFE ETF

Pricing Date: June 22, 2016

Original Issue Date (Settlement Date): On or about June 27, 2016

Observation Date*: June 22, 2018

Interest Payment Dates*: September 29, 2016, December 30, 2016, March 29, 2017, June 29, 2017, September 29, 2017, January 2, 2018, March 29, 2018 and the Maturity Date

Maturity Date*: June 29, 2018

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4-I

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to $1,000 plus the Interest Payment applicable to that Interest Payment Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the Maturity Date.

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 2,085.45 for the S&P 500® Index, 1,148.971 for the Russell 2000® Index and $57.12 for the iShares® MSCI EAFE ETF

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

PS-1 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of each Index mean the closing level of that Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of the Fund mean the closing price of one share of the Fund as defined in the accompanying product supplement.

How the Notes Work

Payment at Maturity If the Notes Have Not Been Redeemed Early

Total Interest Payments

The table below illustrates the total Interest Payments per $1,000 principal amount note over the term of the notes based on the Interest Rate of 5.75% per annum, depending on how many Interest Payments are made prior to early redemption or maturity. If the notes have not been redeemed early, the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below.

Number of Interest Payments	Total Interest Payments
8	$115.000
7	$100.625
6	$86.250
5	$71.875
4	$57.500
3	$43.125
2	$28.750
1	$14.375
0	$0.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical underlyings, assuming a range of performances for the Least Performing Underlying on the Observation Date.

In addition, the hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	an Initial Value for the Least Performing Underlying of 100.00;
•	a Trigger Value for the Least Performing Underlying of 50.00 (equal to 50.00% of its hypothetical Initial Value); and
•	an Interest Rate of 5.75% per annum (payable at a rate of 1.4375% per quarter).

The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms – Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

PS-2 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
Observation Date	80.00	Final Value of Least Performing Underlying is greater than or equal to its Trigger Value
	Total Payment	$1,115.00 (11.50% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,014.375 (or $1,000 plus the Interest Payment applicable to the Maturity Date).  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,115.00.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
Observation Date	40.00	Final Value of Least Performing Underlying is less than its Trigger Value
	Total Payment	$515.00 (-48.50% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -60.00%, the payment at maturity will be $414.375 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] + $14.375 = $414.375

When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $515.00.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount and at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-3 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the value of any Underlying, which may be significant. You will not participate in any appreciation in the value of any Underlying.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of any Underlying is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing value of the Lesser Performing Underlying.

•	THE EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are redeemed early, the term of the notes may be reduced to as short as approximately three months and you will not receive any Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-4 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares in the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUND —

The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND —

Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are

PS-5 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

The Underlyings

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The Fund is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large and mid-capitalization developed market equities, excluding the United States and Canada, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index for the Fund is currently the MSCI EAFE® Index. The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand. For additional information about the Fund, see “Fund Descriptions — The iShares® MSCI EAFE ETF” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 7, 2011 through June 17, 2016. The closing value of the S&P 500® Index on June 22, 2016 was 2,085.45. The closing value of the Russell 2000® Index on June 22, 2016 was 1,148.971. The closing value of the Fund on June 22, 2016 was $57.12. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Observation Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount.

Historical Performance of the S&P 500® Index
2,500
2,000
1,500
1,000
500
0
Index Level
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

PS-7 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Historical Performance of the Russell 2000® Index
1,400
1,200
1,000
800
600
400
200
0
Index Level
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

Historical Performance of the iShares® MSCI EAFE ETF
Price ($)
80
70
60
50
40
30
20
10
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. Based on the advice of Sidley Austin LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an early redemption occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount

PS-8 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement, and in particular in the subsection thereof entitled “— Notes with a Term of More than One Year.” By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat 28.35% of each interest payment to interest on the Deposit and 71.65% to Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an early redemption.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” generally will not apply to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of a note occurring before January 1, 2019. You should consult your tax advisor regarding the potential application of FATCA to the notes.

You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the issuance, operational and ongoing liability management costs of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-9 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits, if any. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 24, 2016, which has been filed as Exhibit 5.4 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 24, 2016.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated April 15, 2016, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated April 15, 2016 and underlying supplement no. 1-I dated April 15, 2016. This pricing supplement,

PS-10 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
●	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
●	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF